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LehmanBrown

6/F Dongwai Diplomatic Office building
23 Dongzhimenwai Dajie
Beijing 100600, China


               CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
Hunan Tongxin Enterprise Co., Ltd.
Changsha Hunan Province the People's Republic of china



We consent to the use in this Registration Statement on Form S-4/A of our report dated July 31, 2007, except for outbound freight as discussed in Noted 3(d), as to which date is February 7, 2008, relating to the financial statements of Hunan Tongxin Enterprise Co., Ltd., and its subsidiaries, and to the reference to our Firm under the caption "Experts" in the Form S-4/A.



/s/ LehmanBrown Lu Hua CPA Firm
    Beijing, China





March 27, 2008